Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-8 of Protagonist Therapeutics, Inc. of our report dated May 3, 2016, except for the effects of additional disclosures relating to the Company’s liquidity position described in Note 1, as to which the date is July 11, 2016, and for the effects of the reverse stock split described in the second to the last paragraph of Note 16, as to which the date is August 1, 2016, relating to the financial statements which appears in Protagonist Therapeutics, Inc.’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 1, 2016.

/s/ PricewaterhouseCoopers LLP

San Jose, California

August 12, 2016